Exhibit 99

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2018 forecast)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Major GAAP Cash Flow Categories	2017	2016	2017	2016

Net cash provided by operating activities	$1,860	$2,209	$6,240	$6,662
Net cash used in investing activities	(2,732)	(230)	(3,086)	(1,403)
Net cash provided by (used in) financing activities	1,044	(1,846)	(2,655)	(4,626)

Free Cash Flow (non-GAAP measure)					Full-Year 2018 Forecast (Billions)

Net cash provided by operating activities	$1,860	$2,209	$6,240	$6,662	$7.4 to $8.1
Purchases of property, plant and equipment	(459)	(436)	(1,373)	(1,420)	$1.5 to $1.8
Free cash flow (a)	1,401	1,773	4,867	5,242	$5.6 to $6.6

Net income attributable to 3M	$523	$1,155	$4,858	$5,050	$6.2 to $6.6
Free cash flow conversion (a)	268%	154%	100%	104%	90% to 100%

(a)         Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	December 31,	December 31,
Net Debt (non-GAAP measure)	2017	2016

Total debt	$13,949	$11,650
Less: Cash, cash equivalents and marketable securities	4,156	2,695

Net debt (b)	$9,793	$8,955

(b)         Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.